Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount to be Registered	Proposed Maximum Offering Price (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Shares of Common Stock sold to selling stockholder in private placement (3)	18,000,000	$0.10	$1,800,000	$275.58
Total	18,000,000		$1,800,000	$275.58

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on OTCQB on December 31, 2024.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed aggregate offering price, at a rate of $153.10 per million for covered sales occurring on charge dates on or after April 30, 2023.
(3)	This Registration Statement covers the resale under a resale Prospectus (the “Resale Prospectus”) by Selling Stockholder of the Registrant of up to 18,000,000 shares of common stock to be issued as an indirect primary offering to the Selling Stockholder pursuant to a Closing Agreement with TRITON FUNDS LP. The terms of the agreement stipulate that the maximum available principal amount available is $1,600,000. The transaction will be made at the lowest trading price on OTCMarkets in the 10 days prior to the closing, for a maximum ownership rate of 19.9% of the Company’s shares of Common Stock. The Company will pay the investor a Purchase fee of $400,000 and an administrative fee of $35,000 to be taken out from the purchase price. The net amount obtained by the Company is $1,165,000, or a discount of 27% transaction price.

The Registrant hereby file this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.